EXHIBIT 10.1


                                  AMENDMENT TO

                        SAVVIS COMMUNICATIONS CORPORATION
                             1999 STOCK OPTION PLAN

                  The SAVVIS Communications Corporation 1999 Stock Option Plan (the "Plan") is hereby amended as set forth below, effective as of the date of adoption (the "Adoption Date") of this amendment (the "Amendment") by the Compensation Committee of the Board of Directors of SAVVIS Communications Corporation (the "Corporation"), subject to approval of this Amendment by the stockholders of the Corporation, as provided below:

1. The first sentence of Section 2(a) is hereby amended and restated in its entirety to read as follows:

         "SECTION 2. MAXIMUM NUMBER OF SHARES.

                  (a) The maximum number of shares of Stock which may be issued pursuant to Options under the Plan, and the maximum number of shares for which ISOs may be granted under the Plan, shall be 24,000,000 shares, subject to adjustment as provided in Section 8."

2.       The Plan shall be unchanged in all other respects.

3. This Amendment is adopted subject to approval within one year of the Adoption Date by the stockholders of the Corporation. If the stockholders fail to approve this Amendment within one year of the Adoption Date, no awards may be granted under the Plan covering shares of stock in excess of the number permitted under the Plan as in effect before the Adoption Date.

                                      * * *

         The foregoing Amendment to the Plan was ratified and approved by the Compensation Committee of Board of Directors of the Corporation on January 23, 2001, subject to approval of the Amendment by stockholders of the Corporation.